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FORWARD-LOOKING STATEMENTS

Except for the historical statements contained herein, this presentation contains forward-looking statements, including without limitation the statements regarding:

•	completion and contingent terms of the proposed transaction with Ipsen (including statements related to Tercica’s receipt of proceeds from the initial equity sale to Ipsen and as a result of the achievement of licensing milestones and warrant exercises);

•	the market prospects for Increlex™ and Somatuline® Autogel®;

•	potential development of additional products; that Tercica expects to launch Somatuline® Autogel® in Canada in early 2007;

•	estimates of the numbers of patients with acromegaly, severe Primary IGFD and Primary IGFD;

•	financial projections, including without limitation, that (a)Tercica expects to reach break-even in 2010 and achieve 2011 revenues of $250 million to $300 million, with Increlex™ and Somatuline® Autogel® sales expected to contribute roughly equal amounts; and (b) for 2006, Tercica expects Increlex™ revenues of approximately $1 million and cash burn, excluding expenses related to this transaction, of $63 million to $69 million;

•	Tercica will have

•	access to Ipsen’s pipeline of novel endocrine drugs

•	sufficient funding to achieve profitability

•	15,000 acromegalic patients in the U.S. and Canada

•	U.S. NDA submission by the end of 2006 and an FDA decision by second half of 2007 for Somatuline® Autogel®

•	EMEA decision on Increlex™ MAA by the end of 2006

•	estimated 2011 U.S. Sales of Somatuline® Autogel® $125-$150M

•	potential to expand Autogel into NeuroEndocrine Tumors (NET)

•	access to Ipsen endocrinology pipeline

Because Tercica’s forward-looking statements are subject to risks and uncertainties, there are important factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, risks and uncertainties related to the satisfaction of closing conditions related to the proposed transaction and the risk that the proposed transaction will not be completed, risks and uncertainties related to the achievement of milestones, including the following risks: (i) Somatuline® Autogel® might never achieve marketing approval for the targeted indication, or any indication, in the United States on a timely basis, or at all; (ii) for the remainder of 2006, physicians my not prescribe Increlex™ at the rate Tercica expects; (iii) Increlex™ may not receive a marketing authorization from the FDA for Primary IGFD or from the EMEA for any indication; (iv) Tercica may not prevail in the patent infringement litigation against Insmed Incorporated; (v) Tercica’s estimates for the number of patients with acromegaly, severe Primary IGFD or Primary IGFD may not be correct; (vi) Tercica may not launch Somatuline® Autogel® in Canada in early 2007 if the transaction does not close on a timely basis; and (vii) the risks and uncertainties disclosed from time to time in reports filed by Tercica with the SEC, including most recently

Tercica’s Form 10-Q for the quarter ended June 30, 2006 filed with the SEC on August 9, 2006 as follows:

•	We are a development stage company with a limited operating history and may not be able to successfully market and sell any products, generate significant revenues or attain profitability.

•	If there are fewer children with severe Primary IGFD or Primary IGFD than we estimate, we may not generate sufficient revenues to continue development of other products or to continue operations, or we may not be able to complete our clinical trials.

•	Increlex may fail to achieve market acceptance, which could harm our business.

•	Reimbursement for Increlex™ may be slow, not available at the levels we expect, or not available at all, resulting in our expected revenues being delayed or substantially reduced.

•	We face significant competition from large pharmaceutical, biotechnology and other companies that could harm our business.

•	If we do not receive additional regulatory marketing approvals, our business will be harmed.

•	Our inability to enter into commercial agreements on commercially reasonable terms with single-source manufacturers to fill-finish our approved product could adversely affect our commercial supply and ability to grow revenues.

•	If our contract manufacturers’ facilities and operations do not maintain satisfactory cGMP compliance, we may be unable to market and sell Increlex

•	We rely solely on single-source third parties in the manufacture, testing, storage and distribution of Increlex

•	We rely in certain cases on single-source and sole-source materials suppliers to manufacture Increlex

•	Difficulties or delays in product manufacturing due to advance scheduling requirements, capacity constraints and/or manufacturing lot failures at our third-party manufacturers could harm our operating results and financial performance.

•	Claims and concerns may arise regarding the safety and efficacy of Increlex™, which could require us to perform additional clinical trials, could slow penetration into the marketplace, or cause reduced sales or product withdrawal after introduction.

•	If other companies overcome our U.S. orphan drug marketing exclusivity or obtain marketing exclusivity in Europe, they will be able to compete with us, and our revenues will be diminished.

•	We will not be able to sell our products if we are not able to maintain our regulatory approval due to changes to existing regulatory requirements.

•	Competitors could develop and gain FDA approval of products containing rhIGF-1, which could adversely affect our competitive position.*

•	Competitors could challenge our patents and file an Abbreviated New Drug Application (ANDA) or a 505(b)(2) new drug application for an IGF-1 product and adversely affect the competitive position of Increlex

•	If we fail to protect our intellectual property rights, competitors may develop competing products, and our business will suffer.

•	We expect to continue to incur substantial costs as a result of patent infringement litigation or other proceedings relating to patent and other intellectual property rights, and we may be unable to protect our intellectual property rights.

•	If we lose our licenses from Genentech, we may be unable to continue our business.

•	We are subject to Genentech’s option rights with respect to the commercialization of Increlex™ for all diabetes and non-orphan indications in the United States.

•	We do not know whether our planned clinical trials will begin on time, or at all, or will be completed on schedule, or at all.

•	Clinical development is a long, expensive and uncertain process, and delay or failure can occur at any stage of any of our clinical trials.

•	If third-party clinical research organizations do not perform in an acceptable and timely manner, our clinical trials could be delayed or unsuccessful.

•	We will need others to market and sell Increlex™ in Europe and other regions of the world.

•	If we fail to identify and in-license other patent rights, products or product candidates, we may be unable to grow our revenues.

•	The committed equity financing facility that we entered into with Kingsbridge Capital Limited may not be available to us if we elect to make a draw down, and may require us to pay certain liquidated damages.

•	If we fail to obtain the capital necessary to fund our operations, we will be unable to execute our business plan.

•	If we are unable to manage our expected growth, we may not be able to implement our business plan.

•	If product liability lawsuits are brought against us, we may incur substantial liabilities.

•	Budgetary or cash constraints may force us to delay our efforts to develop certain research and development programs in favor of developing others, which may prevent us from meeting our stated timetables and completing these projects through to product commercialization.

•	We must implement additional finance and accounting systems, procedures and controls as we grow our business and organization and to satisfy new reporting requirements.

•	If we are unable to attract and retain additional qualified personnel, our ability to market and sell Increlex™ and develop other product candidates will be harmed.

•	If we are unable to complete the proposed transaction with Ipsen in a timely manner, or at all, we may face certain material risks to our business. We may not realize the anticipated benefits from the proposed transactions with Ipsen.

•	If the proposed transaction with Ipsen is completed, our stockholders will experience immediate and substantial dilution.

•	If the proposed transaction with Ipsen is completed, our resulting relationship with Ipsen will limit our ability to enter into transactions, pursue opportunities in conflict with Ipsen and could cause the price of our common stock to decline.

•	Ipsen may seek to influence our business in a manner that is contrary to our goals or strategies or to the interests of our other stockholders.

Tercica disclaims any obligation or undertaking to update or revise any forward-looking statements contained in this presentation to reflect any change in events, conditions, assumptions or circumstances on which any such statements are based unless so required by applicable law.

Conference Call Transcript

Tercica, Inc. at NewsMakers in the Biotech Industry

Event Date/Time: Sep. 07. 2006 / 2:00PM ET

CORPORATE PARTICIPANTS

Laura Berezin

Cooley Godward LLP - Partner

Chip Scarlett

Tercica - President and CEO

PRESENTATION

Laura Berezin - Cooley Godward LLP - Partner

Sorry to interrupt the music there. Good afternoon. My name is Laura Berezin. I am a partner with Cooley Godward, one of the long-time sponsors of this conference. It’s always a great pleasure to introduce the next presenting country, Tercica, which recently launched Increlex in the U.S. to treat growth failure in children. And the product is also under review in Europe.

Tercica recently announced a major strategic transaction with Ipsen. Presenting for Tercica is President and CEO Chip Scarlett. There will be a breakout immediately following this presentation in room 409.

Chip Scarlett - Tercica - President and CEO

Thank you very much, appreciate everyone attending the talk and look forward to sharing with you a little bit about our company over the next 25 minutes. I am compelled by my attorney to read a forward-looking statement, so please bear with me.

Except for the historical statements contained herein, this presentation contains forward-looking statements containing our prospects and results, including statements as they relate to completion and terms of the proposed transaction with Ipsen, market prospects for Increlex, Somatuline Autogel, development of product candidates, launching of Somatuline Autogel in Canada in early 2007, U.S. NDA submission by the end of 2006 and an FDA decision by second half of 2007 for Somatuline Autogel, EMEA decision on Increlex MAA, estimates of patients with acromegaly, severe primary IGFD or primary IGFD, final enrollment dates for clinical trials, future revenues, cost, timing to profitability and other financial expectations and projections.

Because our forward-looking statements are subject to risks and uncertainties, other important factors could cause actual results to differ materially. These include, without limitation, risks and uncertainties related to the satisfaction of closing conditions related to the proposed transaction with Ipsen and the risk that the proposed transaction will not be completed.

Those risks and uncertainties are set forth in the webcast entry portion of this presentation and those risks and uncertainties are stated in Tercica’s Form 10-Q, filed with the SEC on August 9, 2006, and we disclaim any obligation or undertaking to update or revise any forward-looking statements contained in the presentation. Thank you.

So, Tercica is a biotechnology company that’s developing and commercializing products to improve endocrine health, and we do this with what we believe is world-class expertise and a very strong initial therapeutic focus on the growth hormone and IGF-1 axis, and I’ll describe what that axis is in just a moment. This is the most recent history of the company.

The company was formed in early 2002, and we entered immediately into an IGF-1 license collaboration agreement with Genentech. That formed the basis of our acquisition of the rights to Increlex, our product that we’re currently commercializing. We IPOed in February of ‘04, and the product was approved in August of ‘05 and launched in January of ‘06 and we’ll discuss Increlex and its activities in the marketplace shortly.

We also have followed the marketing authorization application, or MAA, in Europe in December of 2005, and so by the end of this year we should be having action on that. And then, probably most importantly, in July of this year we announced a worldwide strategic endocrine collaboration with Ipsen, and we have a shareholder vote that is now scheduled for October the 12th of this year.

So from a little bit high perspective, we do have a commercialized product. It’s Increlex. And not only have we launched that for the severe form of primary IGF-1 deficiency, but we also have clinical studies underway for expanding the usage. The strategic endocrine collaboration with Ipsen is described here. Basically, we have a cross-license with them for their product, Somatuline Autogel in the U.S. and Europe, and they become our partner in Europe for Increlex.

We have access to their pipeline of endocrine products, and this does give us sufficient funding that should allow us to achieve profitability. So I will go over that transaction in more detail in a few minutes, and then we’ll conclude the presentation with near-term corporate milestones.

Now, this is a representation in the center of the slide to describe the growth hormone IGF-1 axis. You see in the upper left-hand corner the pituitary gland is the source of growth hormone, and growth hormone ordinarily circulates in the body, binds to growth hormone receptors, turns on growth hormone action through a series of typical signaling activities within the cell. That causes increased IGF-1 secretion and IGF-1 goes to the rest of the body, where it basically tells the long bones and cartilage to grow.

So all of us in our growth phases really relied on IGF-1 for statural growth. Now, as you might expect, there are a number of different places that this cascade can be interrupted. The first is very well known. It’s when you don’t make enough growth hormone. And if you don’t make enough growth hormone, replacing the missing growth hormone is a very elegant solution and actually works very well.

However, increasingly in the last 10 years ago, we’ve realized that many cases of short stature are actually associated with perfectly normal or even elevated levels of growth hormone but have abnormalities at the receptor level or in this cascade of growth hormone action. That results in a situation in which a patient has short stature, they have normal or elevated growth hormone and they have low IGF-1. And that’s really what we define today as the disease of primary IGF-1 deficiency.

And just as sort of an extreme example of that is the young man shown here on the left. These are two fraternal twins, so they were born within minutes of each other. And the little boy on the left obviously has a severe growth deficiency, severe growth failure, and he has what we call severe primary IGFD and, in fact, in his case we know what his molecular etiology is. It’s that he has a growth hormone receptor abnormality.

So he’s got tons of growth hormone, but it doesn’t work, and that leads to very low IGF-1 levels. And because IGF-1 is the principal statural mediator - or mediator of statural growth, I should say - because IGF-1 is absolutely required for normal growth, in this case he was very, very short and was going to be destined to a life of about 4 foot 5. And after 7.5 years of Increlex treatment, you can see that he’s just about reached his fraternal twin’s height. It’s not quite, but that’s pretty darn good catch up from somebody who was going to barely come up to his chest.

Now, Increlex has a very compelling product profile. We came to the market with robust, long-term clinical data, over four years of average treatment in our phase III program. We are indicated for the long-term treatment of this disorder, and in fact some patients have now exceeded 12 years of therapy on drug.

One of the things that was noticed during this therapy was that some patients developed hypoglycemia. A concern initially with the use of IGF-1 was that IGF stands for insulin-like growth factor one, which means that it does have some very, very mild insulin-like effects. It turns out that the majority of these cases of hypoglycemia are almost surely related, in fact, to the underlying condition.

If you don’t have growth hormone, you aren’t able to protect yourself against hypoglycemia. If I was to give an insulin injection to everyone, one of the ways we would protect ourselves, if you will, against hypoglycemia would be the growth hormone secretion would go up immediately, and that causes an insulin insensitivity.

These patients don’t have that defense. They don’t have growth hormone receptors that work. They don’t have growth hormone that really works properly. So the good news is that post-launch we’re not seeing hypoglycemia as a significant problem of morbidity. We’ve had only a handful of cases which are basically very explicable.

Also, we’ve found that patients have been very happy with our product packaging and storage and handling. We use a multi-use vial, have refrigerated storage and overall we’re getting good traction in the marketplace. The dynamics of the indication as we have written today are that there are approximately 6,000 patients with severe primary IGFD in the United States and approximately the same number in Europe.

We have targeted 500 pediatric endocrinologists, which is essentially all of the pediatric endocrinologists who treat growth disorders in the United States, a pretty small number if you think about it, covering the entire country. And that allows us to do this with a sales force of 29 field-based representatives.

Another interesting dynamic of this marketplace, which requires everyone to think a little bit about it, I think, is that it is weight-based dosing. And in this case, that’s been a very important element of the statural growth markets, for example, as defined by growth hormone, because as children grow, they take more drug. So you actually have sort of a built-in dose escalation, if you will, that is simply based on success, which you do see.

The other is that there is what we call an annuity value to this type of treatment. Unlike a cough or cold preparation, or even for that matter an antihypertensive that you may change on or off of, you don’t simply get started on this and then after a few months stop or whatever. The average length of time on therapy ranges between seven and 15 years, and it’s actually getting pushed out longer and longer.

So if we have a child who comes to therapy when they’re five years of age and they stay on therapy at least through the end of their treatment for the growth itself, they will usually close their long bones and no longer grow somewhere when they got through puberty, so somewhere around 17 to 20. So you can easily have a 10 to 15-year timeframe on drug.

So that, plus the added weight value dosing, means that you really have a different dynamic than typical on-off drugs. The launch has been gaining very nice momentum since we got started. This shows that there’s been an increase from the first to the second quarter, and things continue to look well in the third quarter.

A couple of observations about the launch that have been interesting for those of you in the audience, and I see many of you who have followed this story. We continue to see about 45% of the prescriptions for true treatment-naive patients. A lot of people felt that this product might only be used in patients who had already been treated with growth hormone in which growth hormone didn’t work well.

But, in fact, it’s turning out that I think physicians have got the message very well, that if you have normal or elevated levels of growth hormone already and you have severe primary IGFD, the growth hormone isn’t going to do anything for you. So many of those patients never even got a trial with growth hormone, and now they are getting treated with this product.

I think a couple of other learnings that we’ve had that are interesting is that unlike a typical prescription drug product in which you get a script from your doctor, you take it to your local CVS pharmacy, you get it filled and basically as soon as the insurance coverage works its magic, they pay the manufacturer.

In this case, there’s quite a bit of time lag between the written prescription and actually getting to a paying patient, and I’ll just elaborate a little bit on this and if someone would like more elaboration we can cover it in the breakout session. So, first of all, in all of growth therapy, including the growth hormone world, we use statements of medical necessity.

So while they are legal prescriptions, they also cover the reimbursement side, and there’s usually a big form to fill out and then you end up spending quite a bit of time making sure you’ve got all of that right. You then submit that to the third-party payer, and then since they’re making a decision that is effectively a 10 to 15-year decision, they obviously look at it carefully. And we see that there is a reasonable lag time in that.

We’re getting very good reimbursement dynamics, but certainly it doesn’t occur within the first week or so. And we also start patients on free drug, which is also extremely common. In fact, I think everybody in the growth field does this, because they’re very valuable patients and you don’t want to lose them during the time period when the physician decides to go ahead and start them and the time period that they actually end up getting full reimbursement coverage coming through.

The other thing that we’ve noticed about our launch is that we’ve had a very cautious dosing ramp by these physicians. There is a normal ramp to dosing with this product, where you would ordinarily take, let us say, about a month to a month and a half to get up to full strength. But because many of these physicians did not participate in the phase III program, we found that they’re taking a fairly conservative approach to that.

Our average treatment numbers are coming up very nicely. Our average treatment dosages are coming up very nicely, but, in fact, this has been something we’ve noticed has been an element of our launch.

The long-term plans for this franchise are to expand out of the severe primary IGFD marketplace, and that is to go into the broader marketplace of less-severe patients. There is a total of 30,000 patients in the United States, encompassing the 6,000 with severe and 30,000, so an additional 24,000 which should become available for us to promote to when we get a primary IGFD indication. To do that, we have started a 135-patient clinical study.

That study was 57% enrolled as of July, and we now expect completion in mid 2007 for that program. We also have one other study which is ongoing, which is MS308. It’s a once-daily use of the product. Today, the product is used twice a day in patients and some patients may not require a second dose and therefore we’ve been evaluating this and investigating it.

This I would characterize as a research study, as opposed to the top study, which is more of a registration study. Enrollment completion is expected for early 2007 with the MS308.

We have projected product revenues of $1 million in 2006 and our 2011 projected product revenues taking into account the dynamics of this marketplace, as well as our projected uptakes are in the range of 125 to $150 million, and that does assume that we achieve a label expansion into the primary IGF-1 deficiency.

So I’d like to focus the rest of the presentation on our worldwide strategic collaboration with Ipsen. This was announced about six weeks ago, and it is for us, as a company, a transformative collaboration. We gained in Europe a strong, strong partner for the treatment of short stature with Increlex. Ipsen is the current licensee for Genentech’s Nutropin brand of growth hormone. They have a dedicated sales force to endocrinology.

They’re one of the really strong companies in Europe and elsewhere for that area and are completely committed to the area. So we could not have found, in our view, a better partner. In addition, and very importantly for us, we gain a second product line. Ipsen was looking for a way to commercialize Somatuline Autogel, which I’ll describe in a moment in the U.S. and Canada.

They wanted also additional expertise in endocrinology, especially within the North American space, and so we were able to craft a deal in which we got the U.S. and Canadian rights to this product. And as you’ll see, this is a very proven commercial product in Europe. We’re very excited about launching it in Canada very shortly and presumably launching it as soon as it’s approved here in the United States.

The third element of this is that we have obtained access to Ipsen’s rather rich pipeline of very novel endocrine drugs. We’ll talk about this very briefly, but it’s quite an exciting opportunity for us to participate as a strong collaborator in the drug development of these products going forward and eventually in those which look really attractive to us, to obtain rights to commercialize them, again, in North America. And, finally, the funding that comes from this study is expected to be sufficient to take us to profitability.

Just to talk briefly about IGF-1 excess, I think this is sort of the same concept. It’s increased growth hormone secretion as opposed to decreased growth hormone secretion in this case. And this leads to excess IGF-1, so you can see it’s sort of the obverse of the Increlex story. This is, again, a picture of in this case identical twins. The young man on the right developed a pituitary tumor that caused the disease of acromegaly. And you can see that he’s quite large, he has large hands and feet and other characteristic stigmata.

Acromegaly, there are approximately 15,000 patients in North America. About 50% of them end up receiving long-term drug therapy. Again, about 500 physicians. These are also endocrinologists, although they are adult endocrinologists as opposed to pediatric endocrinologists. The disease itself is quite severe and significant and clearly demands treatment. There’s no question about that, and all of the patients who are identified get treated.

The mainstay of drug therapy today is somatostatin analogs, Sandostatin and Sandostatin LAR in particular. This product today had about, in 2005, $420 million a year in sales, about 40% of which was in acromegaly.

Our initial indication for this product will be in acromegaly and we will follow up with additional studies or other regulatory interactions necessary to file an application in the NET.

Going to briefly just comment that Somatuline Autogel is a better mousetrap. It uses the product lanreotide, which is very similar to the product, the somatostatin analog that is octreotide, which is in Sandostatin LAR. It has essentially the same efficacy and safety, but in this case there is an improved product delivery. And if we talk about that, you can see that on the left is a picture of the Sandostatin LAR delivery mechanism and what’s required. It basically requires an intramuscular, a deep intramuscular injection after reconstitution. You have to put in 2 mL. You can see on the right the Somatuline Autogel formulation.

This is a very simple formulation. It’s a fraction of the amount of material, it goes in subcutaneously. It comes as a prefilled syringe, ready to use. As a consequence of this improvement, this product has done very well in Europe. It has taken between 30 and 50% market share in all the main European markets, and it’s only been available in some of these markets for - actually in Germany now for only about a year, and some of the other markets, up to about three years, so it’s achieved this market penetration in a fairly short period of time.

Autogel was approved in Canada for the treatment of acromegaly very recently, and we will launch that with our own firm in early 2007. Our U.S. NDA filing is on track and certainly will go in before the end of 2006. And, again, to give you an idea of the size of the opportunity, we believe that 2011 product revenues could be in the 125 to $150 million product range.

I’m not going to have time to discuss in great detail the Ipsen endocrinology pipeline. This product pipeline is very robust. This is what’s been publicly disclosed to date. I’d like to comment in particular about two products here, dopastatin and the ghrelin agonist.

Dopastatin is an improved version. It’s actually an improved product which contains elements of both a dopaminergic and also a somatostatin analog activity. And, as such, it is hoped that this product will have broad range of activity across a variety of different pituitary tumors, not just growth hormone-secreting tumors.

So this could include potentially Cushing’s disease and also could include hyperprolactinemia, which is a disorder in which too much prolactin is made and is a relatively common source of amenorrhea and other problems that women notice, amenorrhea and galactorrhea.

The other product is the ghrelin agonist. Ghrelin is a relatively hot molecule. Many of you in the audience are probably familiar with it. It is a major hormone that is used sort of by the body to switch between different forms of metabolism. In this particular case, this is a ghrelin agonist that Ipsen is developing. It’s for wasting diseases, particularly in the elderly, redirecting more of the fuel metabolism to fat and protein. It looks very promising, and I think that we will see a multitude of opportunities with the ghrelin program.

We have a right of first negotiation for these products, and we also were involved in the preclinical and clinical development planning of them, so it’s a true collaboration.

This shows the cash infusion from the transaction. It’s a relatively complex transaction which I’ll summarize here by saying, upon closing, we have 25% equity, which will bring to us proceeds of $77 million. There’s also an upfront of $12.5 million for the Increlex license, which we will receive on closing, so that will get us about $90 million of funding.

There are these additional milestones that you see that bring the total to 123 million. There are two other converts that are related to our payment to them for the rights to Somatuline Autogel, and they essentially - the converts are actually used to cover this, to cover that cost. So the main take-home message is that currently, with our current expectations and plans, this should be sufficient to reach breakeven.

So this leads us, I think, to finish up the presentation. This leaves us with very significant corporate milestones coming in both this year and next. In the fourth quarter of this year, we anticipate being able to announce a closing of the Ipsen transaction. This submission, U.S. NDA submission for Autogel and the EMEA decision on our own product in Europe, and I haven’t mentioned it previous to this, and I’m happy to cover this in the breakout session. We do have a patent litigation ongoing versus a competitor in the U.S., Insmed, and that trial outcome should be known by the end of the year, according to the current trial schedule.

In the first half of 2007, we’ll have a Canadian launch of Somatuline Autogel and we will have enrollment complete in both the QD dosing and then, in the second half, in the MS301 label expansion study and we should be getting an FDA decision on the Autogel NDA.

So, to summarize, finally, we believe that this transaction has now really given Tercica a very solid foundation for what we would hope would be very sustainable corporate growth. We’ve gone from a single product opportunity to multiple product opportunity, from a single geography to multiple geographies. We have a revenue potential and have given guidance to a much higher level than we were able to in the past. We have access to a very rich pipeline in the endocrinology space, which is really our sweet spot, and which we’re able to collaboratively develop with our colleagues at Ipsen.

And, finally, we’ve strengthened the balance sheet substantially and in a way that should allow us to go forward without any immediate needs for financing and in fact should provide sufficient cash to achieve breakeven in 2010. Lastly, I have to say that this is being webcast, and so I do need to comment that since we have filed a definitive proxy statement with the SEC, I’m not going to put you through this and read all of it, but simply will state that any stockholders can obtain free documents from EDGAR or from our offices. And we have a proxy out, soliciting to finish this transaction off.

Thank you very much.

[End of Conference Call Transcript]

The following slides accompanied the above presentation:

John A. Scarlett, M.D.

Chief Executive Officer

Newsmakers in Biotech Industry September 7, 2006

Nasdaq: TRCA

Forward-Looking Statement

Except for the historical statements contained herein, this presentation contains forward-looking statements concerning Tercica’s prospects and results, including statements that relate to: completion and terms of the proposed transaction with Ipsen; market prospects for Increlex™ and Somatuline® Autogel®; development of product candidates; launching Somatuline® Autogel® in Canada in early 2007; U.S. NDA submission by the end of 2006 and an FDA decision by second half of 2007 for Somatuline® Autogel®; EMEA decision on Increlex™ MAA; estimates of patients with acromegaly, severe Primary IGFD or Primary IGFD; final enrollment dates for clinical trials; and future revenues, costs, timing to profitability and other financial expectations and projections. Because Tercica’s forward-looking statements are subject to risks and uncertainties, there are important factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, (a) risks and uncertainties related to the satisfaction of closing conditions related to the proposed transaction and the risk that the proposed transaction will not be completed; (b) those risks and uncertainties set forth in the webcast entry section of this presentation, and (c) those risks and uncertainties stated in Tercica’s Form 10-Q filed with the SEC on August 9, 2006. Tercica disclaims any obligation or undertaking to update or revise any forward-looking statements contained in this presentation.

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About Tercica

A biopharmaceutical company developing and commercializing products to improve endocrine health

With world class expertise and initial therapeutic focus on GH/IGF-1 axis disorders

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About Tercica – A History of Solid Execution

Apr	2002: Tercica enters into IGF-1 License and Collaboration

Agreement with Genentech

Feb	2004: Tercica Initial Public Offering on NASDAQ
Aug	2005: Increlex™ approved in the US
Dec	2005: Increlex™ EU MAA submitted
Jan	2006: Increlex™ US launch for Severe Primary IGFD
Jul	2006: Tercica announces Worldwide Strategic Endocrinology

Collaboration with Ipsen – shareholder vote expected in

October 2006

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Investment Highlights

Commercialized Product – Increlex™

US launch in Jan 2006 for severe Primary IGFD Clinical studies underway for expanded usage

Worldwide Strategic Endocrine Collaboration with Ispen

A strong European partner for Increlex™ with expertise in short stature US/Canadian product rights to Somatuline® Autogel® Access to rich pipeline of novel Endocrine products Sufficient funding to achieve profitability

Near Term Corporate Milestones

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Commercialized Product – Increlex™

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IGF-1 Deficiency

Fraternal Twins

Severe Primary IGFD

Pituitary

Growth Hormone

GH Receptor Abnormality

Decreased IGF-1 Secretion

Increlex™

7.5 yrs Increlex™ Treatment

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Increlex ™ – Compelling Product Profile

Robust, long-term clinical data

321 patient years; 4 yr average treatment

Indicated for long-term treatment of severe Primary IGFD

Low levels of hypoglycemia cases observed post launch

2 non-serious: resolved spontaneously or after snack; both continued on Increlex 1 serious: persisted off drug for several weeks, suggesting it was related to the underlying condition; back on treatment with Increlex

Convenient Product packaging, storage and handling

Multiuse vial, refrigerated storage

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Increlex™ – Market Dynamics

Estimated 6,000 Severe Primary IGFD patients in US

500 Targeted Pediatric Endocrinologists in US Weight-based dosing Annuity value of long-term treatment

US	Commercial Launch January 2006 Sales Force of 29 Field Based FTE’s

Increlex™ Launch – Gaining Momentum

End	of Q1’06 End of Q2’06
36%	Increase in 36% Increase in
New	Rxs Avg. New Rxs/Mo.

100 75 50

89

65

Q1	Q2

7.5 5.0 2.5

6.8

5.0

Q1	Q2

Increlex™ Launch—Observations

Approximately 45% prescriptions for treatment naïve patients Time-lag between written Rx to paying patient Cautious dosing ramp by conservative physician base

Increlex™ Expanding the Franchise

Tercica

Primary IGFD (MS301)

- Height & IGF-1 SD<-2
- ~30,000 U.S. pts.
- 57% enrolled as of July
- Enrollment completion expected mid-07

Severe Primary IGFD

- Height & IGF-1 SD<-3
- ~6,000 U.S. patients

Primary IGFD (MS308)

- Once daily
- 60% enrolled as of July
- Enrollment completion expected early 2007

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Increlex™ – Launch Revenue Guidance

2006 projected Product revenues of ~$1m

2011 projected Product revenues ~$125 – $150m

Worldwide Strategic Endocrinology Collaboration

A Transformative Collaboration

Partner

A Strong European Partner for Increlex™ with Expertise in Short Stature

Pipeline

Access to a Rich Pipeline of Novel Endocrine Drugs

Product

U.S./Canadian Rights to Somatuline® Autogel®, a Proven Commercial Product in Europe

Funding

Expected to be Sufficient Funding to Achieve Profitability

Tercica and Ipsen Cross-License

United States Canada

Worldwide except the United States, Japan, Canada, North Africa, the Middle East and Taiwan1

1.	Rights for the Middle East and Taiwan will be granted to Ipsen after a period of time

IGF-1 Excess

Identical Twins

Acromegaly

Pituitary Tumor

Increased GH Secretion

Excess IGF-1 Secretion

Somatuline® Autogel®

Acromegaly

Tercica

Market Dynamics	Medical Considerations
• U.S. & Canada - 15,000 pts	• >2x Excess Mortality[1]
• ~50% Receive Drug Therapy	• 5-10 yr Less Life Expectancy[2]
• ~500 M.D.'s treat ~90% pts	• ↓GH/IGF-1 Normalizes Mortality[3,4]

Somatostatin Analogs – Mainstays of Therapy

Sandostatin® and Sandostatin® LAR® – U.S. Sales $420M in 2005

~40%	Acromegaly
~40%	NET
~20%	Other

1. Orme SM et al. JCEM 83: 2730-4, 1998
2. Clayton RN et al. J Endocrinol (Suppl 1): S23-9, 1997
3. Abosch A et al. JCEM 83: 3411-8, 1998
4. Swearingen B et al. JCEM 83: 3419-26, 1998

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Somatuline® Autogel®

Injectable Sustained-Release Formulation Containing Lanreotide

Releases Active Substance Over 28-56 Days (Monthly Dosing)

Easier Administration Than Other Long-Acting Somatostatin Analogs

Initially Developed in Europe for Treatment of Acromegaly

In Most European Countries Approved for Treatment of Symptoms Associated With Neuroendocrine Tumors (e.g. Carcinoid Syndrome)

Potential to Expand US Indication

Autogel®

Ease of Administration

Sandostatin®	LAR® Somatuline® Autogel®
Route	of
Intramuscular	Subcutaneous
Administration
Volume	Injected 2.0 mL 0.4 mL
Needle	Length 40 mm 20 mm
Powder	for Ready to Use
Formulation
Reconstitution

Comparison of Pre-Filled subcutaneous vs. Competitor’s Intramuscular Injection Device

Somatuline® and Somatuline® Autogel®

Marketing Authorizations in >50 Countries as of 12/31/05 2005 Sales of €81.8M ($102M1)

Up 13.4% vs. 2004

30—50%

Market Share in Main European Markets2

1. Exchange rate €/$=1.2519

2. IMS MIDAS/ Ex-manufacturers as a percentage of sales of sustained release formulations of the specific molecules: lanreotide, octreotide and pegvisomant—in class H1C2

Somatuline® Autogel® – Launch and Revenue Guidance

Recently approved in Canada for the treatment of Acromegaly Canadian commercial launch is expected in early 2007 US NDA filing expected before end of 2006 2011 Product Revenues projected to be ~$125 – $150m

Access to Ipsen Endocrinology Pipeline

Framework Established for Joint Clinical Development if Right of First Negotiation Exercised

Lanreotide

Combination therapy with Somavert in refractory acromegaly Treatment of asymptomatic NET

Increlex™

Daily administration

Expanded use to primary IGFD

Dopastatin

BIM-23A760 (Pituitary Tumors)

Ghrelin agonist

BIM-28131 (Wasting Diseases)

Melanocortin Program

MC4 Agonist (Obesity/Metabolic Syn)

MC4 Antagonist (Wasting Diseases)

DISCOVERY

OPTIMIZATION

PRECLINICAL DEVELOPMENT

PHASE III

Cash Infusion from Transaction

25%	Equity Upon Closing $77.3M
Increlex™	Upfront Upon Closing $12.5M
$89.8M
Increlex™	Approval Milestone $18.8M

$108.6M

Convert	III Upon SA Approval $15.0M
$123.6M1

Expected To Be Sufficient to Reach Breakeven

1Excluding transaction fees

Near Term Corporate Milestones

Significant Corporate Milestones

Q4 2006

Closing of Ipsen Transaction

US NDA submission for Somatuline Autogel

EMEA Decision on Increlex MAA

Trial Outcome of Patent Litigation v. Insmed

Significant Corporate Milestones

H1 2007

Somatuline Autogel Canadian Launch

MS308 (QD Dosing) Patient Enrollment Completion

H2 2007

MS301 Patient Enrollment Completion FDA Decision on Somatuline Autogel NDA

A Solid Foundation for Sustainable Corporate Growth

Product Opportunities

Increlex™ US Increlex™ Partner EU Somatuline Autogel US Somatuline Autogel Canada

Revenues

2011 Guidance of $250 - $300M

Pipeline

Access to Ipsen Endocrinology Pipeline

Balance Sheet

Expected to Provide Sufficient Cash to Achieve Breakeven in 2010

Additional Information about the Proposed Transaction and Where You Can Find It

On September 6, 2006, Tercica, Inc. filed a definitive proxy statement with the Securities and Exchange Commission relating to a solicitation of proxies from its stockholders in connection with a special meeting of stockholders of Tercica for the purpose of voting on various matters, including: (1) the issuance of securities to Ipsen, S.A. or its designated affiliate, (2) amendments to Tercica’s amended and restated certificate of incorporation and amended and restated bylaws, and (3) the adoption of a Rights Agreement implementing a stockholder rights plan (the “Proposed Transaction”). BEFORE MAKING ANY VOTING DECISION WITH RESPECT TO THE

PROPOSED TRANSACTION, SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Tercica intends to mail the definitive proxy statement on or about September 12, 2006 to all stockholders of record entitled to vote at the special meeting. The definitive proxy statement and other relevant materials (when they become available), and any other documents filed by Tercica with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, stockholders of Tercica may obtain free copies of the documents filed with the SEC by contacting Tercica’s Investor Relations department at (650) 624-4949 or Investor Relations, Tercica Inc., 2000 Sierra Point Parkway, Suite 400, Brisbane, California 94005. You may also read and copy any reports, statements and other information filed by Tercica with the SEC at the SEC public reference room at 100 F Street, NE, Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.

Tercica and its executive officers and directors may be deemed to be participants in the solicitation of proxies from the stockholders of Tercica in favor of the Proposed Transaction. A list of the names of Tercica’s executive officers and directors, and a description of their respective interests in Tercica, are set forth in the proxy statement for Tercica’s 2006 Annual Meeting of Stockholders, which was filed with the SEC on April 24, 2006, and in any documents subsequently filed by its directors and executive officers under the Securities and Exchange Act of 1934, as amended.

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Additional Information about the Proposed Transaction and Where You Can Find It

On September 6, 2006, Tercica, Inc. filed a definitive proxy statement with the Securities and Exchange Commission relating to a solicitation of proxies from its stockholders in connection with a special meeting of stockholders of Tercica for the purpose of voting on various matters, including: (1) the issuance of securities to Ipsen, S.A. or its designated affiliate, (2) amendments to Tercica’s amended and restated certificate of incorporation and amended and restated bylaws, and (3) the adoption of a Rights Agreement implementing a stockholder rights plan (the “Proposed Transaction”). BEFORE MAKING ANY VOTING DECISION WITH RESPECT TO THE PROPOSED TRANSACTION, SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Tercica intends to mail the definitive proxy statement on or about September 12, 2006 to all stockholders of record entitled to vote at the special meeting. The definitive proxy statement and other relevant materials (when they become available), and any other documents filed by Tercica with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, stockholders of Tercica may obtain free copies of the documents filed with the SEC by contacting Tercica’s Investor Relations department at (650) 624-4949 or Investor Relations, Tercica Inc., 2000 Sierra Point Parkway, Suite 400, Brisbane, California 94005. You may also read and copy any reports, statements and other information filed by Tercica with the SEC at the SEC public reference room at 100 F Street, NE, Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.

Tercica and its executive officers and directors may be deemed to be participants in the solicitation of proxies from the stockholders of Tercica in favor of the Proposed Transaction. A list of the names of Tercica’s executive officers and directors, and a description of their respective interests in Tercica, are set forth in the proxy statement for Tercica’s 2006 Annual Meeting of Stockholders, which was filed with the SEC on April 24, 2006, and in any documents subsequently filed by its directors and executive officers under the Securities and Exchange Act of 1934, as amended.